Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

GOLDMAN SACHS MIDDLE MARKET LENDING CORP.

I, the undersigned, being the Incorporator for purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, do make, file and record this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I

NAME

The name of the corporation is Goldman Sachs Middle Market Lending Corp. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is 201,000,000, which shall be divided into two classes as follows: 200,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), and 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”).

B. Upon the effectiveness of the filing of the Certificate of Conversion of Goldman Sachs Middle Market Lending LLC (the “LLC”) to the Corporation and this Certificate of Incorporation (the “Effective Time”), all limited liability company interests in the LLC outstanding immediately prior to the Effective Time shall, without any further action on the part of the Corporation or the former holder of such limited liability company interests, be converted into the consideration set forth in the Plan of Conversion of the LLC to the Corporation, a copy of which is included in the books and records of the Corporation.

C. To the extent permitted by the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix, without further stockholder approval, powers (including voting powers), preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock and the number of shares of the series, as may be permitted by the DGCL. Unless otherwise provided in this Certificate of Incorporation, the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Except as otherwise required by law, holders of Preferred Stock shall be entitled to only such voting rights and powers, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock). Notwithstanding anything to the contrary set forth herein or in any certificate of designation relating to any series of Preferred Stock, if one or more series of Preferred Stock is entitled, either separately or together with the holders of one or more other such series, to elect one or more directors, all series of Preferred Stock shall be entitled to participate in the vote to elect such directors, voting as a single class.

D. Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock which is outstanding in his, her or its name on the books of the Corporation as of the record date for voting on all matters on which stockholders are entitled to vote generally. Except as otherwise required by law, holders of record of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

E. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends, dividends may be declared and paid ratably on the Common Stock out of the assets of the Corporation which are legally available for this purpose at such times and in such amounts as the Board of Directors in its discretion shall determine.

F. Upon the dissolution, liquidation or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Corporation upon such dissolution, liquidation or winding up of the Corporation, the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. For the avoidance of doubt, a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation.

G. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to the terms of any certificate of designation designating a series of Preferred Stock.

ARTICLE V

CAPITAL CALLS; ISSUANCES OF CAPITAL STOCK

A. For so long as an investor has an undrawn capital commitment to purchase shares of Common Stock (a “Commitment”) pursuant to a subscription agreement under which such investor has agreed to purchase shares of the Corporation’s Common Stock (a “Subscription Agreement”), such investor shall be required to purchase shares of Common Stock (up to the amount of the investor’s undrawn Commitment and pursuant to the terms of such investor’s Subscription Agreement), each time the Corporation delivers a drawdown notice to the investor, which shall be delivered at least five business days (as defined in Rule 14d-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) prior to the drawdown date, and in respect of which such investor shall have a 10 calendar day grace period.

B. Shares of Common Stock will be issued to an investor following such investor’s funding the amount required to be funded pursuant to Section A of this Article V and, pursuant to each investor’s Subscription Agreement will generally be issued at a price per share equal to the Corporation’s then current net asset value per share and otherwise in accordance with law and applicable regulations. Pursuant to each investor’s Subscription Agreement, Commitments shall be obligations of investors and capable of being drawn down by the Corporation even in circumstances where the applicable investor does not yet hold shares of Common Stock (and prior to the issuance of shares in respect thereof).

C. In the event an investor fails to make a required capital contribution pursuant to this Article V, and subject to the terms of such investor’s Subscription Agreement, the Corporation may pursue any remedies against such defaulting investor available under applicable law and/or as otherwise set forth in such investor’s Subscription Agreement.

D. The Corporation may also issue shares of Common Stock on the basis of fully-funded Commitments that are not drawn down over time and may issue stock only on the basis of fully-funded Commitments following the date on which the Board of Directors adopts the resolution referred to in the immediately following sentence.

E. This Article V shall cease to have effect at any time that the Board of Directors determines that no undrawn Commitments are outstanding and adopts a resolution to the effect that no further Commitments will be accepted by the Corporation or upon (1) any listing of the Common Stock on a national securities exchange (the “Listing”), including in connection with an initial public offering (“IPO”), (2) merger with another entity, including an affiliated company, subject to any limitations under the Investment Company Act, or (3) the sale of all or substantially all of the assets of the Corporation.

ARTICLE VI

AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, but in addition to any other vote required by applicable law, the following provisions of this Certificate of Incorporation may be amended, altered or repealed, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: this Article VI, Article VII, Article VIII, Article IX, and Article X.

B. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors, acting by the affirmative vote of directors constituting a majority of the total number of directors, is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, but in addition to any other vote of the holders of any class or series of capital stock of the Corporation required herein or by law, the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE VII

BOARD OF DIRECTORS

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by a majority of the votes cast by stockholders present in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall, to the fullest extent permitted by law, be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

B. Except as otherwise provided by Section G of this Article VII, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. Each director shall hold office until the next annual meeting for the election of directors (or, if applicable, the next election of the class of directors for which such director shall have been appointed or elected) and until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C. Immediately after the consummation of the Listing, the directors (other than any Additional Preferred Directors (as defined below)) shall be divided into three classes, designated Class I, Class II and Class III, and each class shall consist, as nearly as possible, of one-third of the total number of directors. The Board of Directors may assign members of the Board of Directors already in office to such classes at the time such classification becomes effective. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders following the Listing; Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders following the Listing; and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders following the Listing. At each succeeding annual meeting, successors to the class of directors whose term expires at that annual meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders. If the number of directors so divided into classes is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

D. Except as otherwise provided by applicable law, including the Investment Company Act, or Section G of this Article VII, any newly created directorship on the Board of Directors that results from an increase in the number of directors, and any vacancy occurring in the Board of Directors that results from the death, resignation, retirement, disqualification or removal of a director or other cause, shall be filled exclusively by a majority of the directors then in office, although less than a quorum, or by a sole remaining director; provided, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), any such vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting for the election of directors (or, if applicable, the next election of the class of directors for which such director shall have been appointed) and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

E. Following the time at which the Board of Directors is classified pursuant to Section C of this Article VII, any or all of the directors divided into classes may be removed only for cause and only by the affirmative vote of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.

F. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

G. During any period when the holders of one or more series of Preferred Stock, due to the occurrence of an event or events, have the special right to elect additional directors who, together with the directors elected by the separate vote of the holders of one or more series of Preferred Stock prior to such event or events, constitute a majority of the total number of directors (the additional directors elected by the separate vote of such holders following such event, the “Additional Preferred Directors”), then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the Additional Preferred Directors so provided for or fixed pursuant to said provisions, and (ii) each such Additional Preferred Director shall serve until the next meeting at which directors are elected and until his or her successor is duly elected and qualified, or until his or her right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Additional Preferred Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, all such additional directors shall automatically cease to be qualified to serve as directors, and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

ARTICLE VIII

LIMITATION ON LIABILITY

A. To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of this Section A of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL, any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.

B. The Corporation, to the full extent permitted by Section 145 of the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Notwithstanding anything to the contrary set forth in this Section B of this Article VIII, any indemnification or payment or reimbursement of expenses made pursuant to this Section B of this Article VIII shall be subject to applicable requirements of the Investment Company Act. The provision of indemnification or advancement of expenses to any person entitled thereto under this Section B of this Article VIII, or the entitlement of any such person to indemnification or advancement of expenses under this Section B of this Article VIII, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses to such person in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any person seeking indemnification or advancement of expenses and costs may be entitled under the Bylaws or any law, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE IX

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING, ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A. From and after the consummation of the Listing, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

B. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board of Directors or a duly authorized committee thereof.

C. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board of Directors, the Chairman of the Board of Directors, or the Chief Executive Officer, and may not be called by any other person.

ARTICLE X

DGCL SECTION 203 AND BUSINESS COMBINATIONS

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

B.Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1. prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

2. upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3. at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

C. For purposes of this Article X, references to:

1. “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2. “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3. “Goldman Direct Transferee” means any person that acquires (other than in a registered public offering) directly from Group Inc., Goldman Sachs Asset Management, L.P., Goldman, Sachs & Co. or any of their other subsidiaries or affiliates (collectively, “Goldman”) or their successors or any “group”, or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act, beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

4. “Goldman Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Goldman Direct Transferee or any other Goldman Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

5. “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

i.	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section B of this Article X is not applicable to the surviving entity;

ii.	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

iii.	any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of the DGCL; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c)-(e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

iv.	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

v.	any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

6. “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the

Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing Sections B or C of this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

7. “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that “interested stockholder” shall not include (a) Goldman, any Goldman Direct Transferee, any Goldman Indirect Transferee or any of their respective affiliates or successors or any “group”, or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person described in this clause (b) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8. “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

i.	beneficially owns such stock, directly or indirectly; or

ii.

has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or

(b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

iii.	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

9. “person” means any individual, corporation, partnership, unincorporated association or other entity.

10. “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

11. “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE XI

TRANSFER RESTRICTIONS

A stockholder shall not transfer (whether by sale, gift, merger, by operation of law or otherwise), assign, pledge or otherwise dispose of or encumber (collectively, “Transfer”) any shares of Common Stock issued prior a Listing to any person or entity unless such Transfer is previously approved in writing by the Corporation prior to such Transfer, which approval may be granted or withheld in the Corporation’s sole and absolute discretion. In addition, purchasers of shares of common stock prior to an IPO and Listing, if any, will not be permitted to transfer their shares following an IPO and Listing, without the Corporation’s prior written consent until a date to be established by the Corporation, which may be a significant amount of time after the consummation of an IPO and Listing. While such consent should not be unreasonably withheld, such consent may be withheld if any such Transfer would or may result in the Corporation having fewer than 550 beneficial owners of its capital stock. The Corporation may impose certain conditions in connection with granting its consent to a Transfer, including, without limitation, that the transferring stockholder retain an amount of Common Stock worth at least $1,000 at the time of Transfer until the first day of the Corporation’s taxable year following its taxable year in which an IPO and Listing, if any, occurs. Any purported Transfer of any shares of Common Stock effected in violation of this Article XI shall be void ab initio and shall have no force or effect, and the Corporation shall not register or permit registration of (and shall direct its transfer agent, if any, not to register or permit registration of) any such purported Transfer on its books and records. Additionally, the Corporation expects to withhold consent if any such Transfer would (i) be prohibited by or trigger a prepayment under the Corporation’s debt or other credit facilities, (ii) result in a violation of applicable securities law, (iii) result in the Corporation being subject to additional regulatory or compliance requirements imposed by laws other than the Exchange Act or the Investment Company Act, or (iv) result in the Corporation’s assets becoming “plan assets” within the meaning of 29 C.F.R. § 2510.3-101, as modified by Section 3(42) of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Article XI, and the transfer restrictions set forth herein, shall automatically terminate upon a date established by the Corporation (which date shall be included in a notice to stockholders or disclosed in a public announcement) that is not more than 180 days after the consummation of the IPO and Listing.

ARTICLE XII

CERTAIN ERISA CONSIDERATIONS

Prior to an IPO and Listing, the Corporation has the right to exclude one or more Benefit Plan Investors and other employee benefit plans not subject to ERISA, or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (including, for example, governmental plans as defined in Section 3(32) of ERISA) from, or limit the acquisition or holding of Common Stock by any such investors in, the Corporation (including, without limitation, by rejecting subscriptions for Common Stock by, or transfers of Common Stock to, any such investors or by redeeming the Common Stock held by such investors on terms and conditions as may be determined by the Board of Directors) if the Corporation’s investment adviser determines, in its sole discretion, that the participation or continued participation by any such investors in the Corporation causes or could cause the Corporation’s assets to be or continue to be treated as “plan assets” subject to Title I of ERISA, Section 4975 of the Code or similar laws or regulations, or for any other reason in its sole discretion (including, without limitation, to maintain the interests of Benefit Plan Investors ((x) investors subject to Title I of ERISA, or Section 4975 of the Code, and (y) entities whose assets are treated as “plan assets” of any such investors) below a percentage limit as determined by the Corporation’s investment adviser in its sole discretion).

ARTICLE XIII

BORROWING

A. The Corporation shall have the power to enter into, make and perform all such contracts and other undertakings, and engage in all such activities and transactions as the Board of Directors may deem necessary or advisable for or incidental to the carrying out of the Corporation’s purpose and objectives (and all determinations, decisions and actions made or taken by the Board of Directors shall be conclusive and absolutely binding upon the Corporation, the stockholders and their respective successors, assigns and personal representatives), including: to incur and maintain indebtedness for borrowed money (including through the issuance of notes and other evidence of indebtedness), other indebtedness, financings or extensions of credit

(“Financings”), to incur and maintain other obligations (including in connection with derivative financial instruments), to arrange and make guarantees to support any such Financings or other obligations and incur reimbursement obligations in respect of any such Financings, other obligations or guarantees, to pledge or assign or otherwise make available credit support for any such Financings, other obligations or guarantees and to enter into agreements, instruments and documents and take all other actions as the Corporation deems necessary or appropriate in connection with incurring or maintaining Financings, other obligations or guarantees. Without limiting the generality of the foregoing, the Corporation is authorized, at its option and without notice to or consent of any stockholder, to hypothecate, mortgage, assign, transfer, make a collateral assignment or pledge or grant a security interest to any Lender (as defined below) or other holders other obligations or guarantees of the Corporation (a) any or all assets of the Corporation, including investments and deposit or other accounts into which proceeds from the sale of Common Stock are credited or deposited (the assets described in this clause (a) referred to herein as “Assets”) and/or (b) pursuant to the terms of each Subscription Agreement, some or all of the undrawn Commitment of some or all of the stockholders, including the Corporation’s right to issue drawdown notices or otherwise call for and receive undrawn Commitments in connection with the acquisition of Common Stock and all rights and remedies related thereto and the obligations of some or all of the stockholders under their respective Subscription Agreement and this Certificate of Incorporation (the rights described in this clause (b) referred to herein as “Assigned Rights,” and together with Assets, referred to herein as “Credit Support”). For the avoidance of doubt, the Corporation may exclude from such Credit Support all or a portion of the Assigned Rights of any holders of Common Stock or Preferred Stock that are officers, directors, certain significant holders of Common Stock, and certain other persons, to the extent restricted under, or considered by the Board of Directors to be necessary or desirable to facilitate compliance with, applicable laws or regulations, including ERISA, the Investment Company Act and the Sarbanes-Oxley Act of 2002, as amended. As used herein, “Lender” shall mean any lender, issuer of letters of credit or provider of other financing or extensions of credit, (ii) any holder of indebtedness, assignments, guarantees or other obligations relating to any of the foregoing, and (iii) any of their respective agents, trustees, successors and assigns.

B. In furtherance thereof and without limiting the generality thereof, the Corporation may, in each case subject to such other conditions as the Corporation may reasonably determine and pursuant to the terms of each Subscription Agreement, (a) authorize any Lender or holders of such other obligations or guarantees, including any agent or trustee acting on their behalf, as agent and on behalf of the Corporation, or in such other capacity as the Corporation may specify (i) to exercise from time to time Assigned Rights, (ii) to issue drawdown notices and to require a stockholder to fund all or any portion of such undrawn Commitment, regardless of whether or not any related shares of Common Stock have been issued, for purposes of paying such funds to a Lender or holder of such other obligations or guarantees, including by payment to an account or accounts pledged to a Lender or such holder, (iii) to exercise any right or remedy of the Corporation under this Certificate of Incorporation or the Subscription Agreements in respect of any Asset or Assigned Rights or in respect of any drawdown notice or undrawn Commitment, and (iv) to enforce the stockholders’ obligations under their respective Subscription Agreements and this Certificate of Incorporation, and (b) take any other action the Corporation reasonably determines to be necessary for the purpose of providing such Credit Support (collectively, clauses (a) and (b), the “Lender Powers”); provided that any exercise of such Lender Powers shall be made in accordance with this Article XIII. In addition, the Corporation is hereby authorized to provide to or receive from any Lender or holders of such indebtedness, guarantees or other obligations, including any agent or trustee acting on their behalf, financial information related to such stockholder.

Subject to applicable law, the Corporation is authorized to enter into and maintain guarantees and other credit support of Financings of subsidiaries and other persons in which the Corporation has an interest or otherwise be liable on a joint and several basis and any such obligations in connection therewith may be cross-guaranteed as the Board of Directors determines is necessary or convenient in the conduct or promotions of the activities or business of the Corporation.

Notwithstanding anything to the contrary in this Article XIII, for so long as the Corporation is regulated as a business development company (“BDC”) under the Investment Company Act, the total amount of indebtedness outstanding at any time (including, for this purpose, the Preferred Stock) shall not cause the Corporation to violate leverage requirements applicable to a BDC, including but not limited to Sections 18 and 61 of the Investment Company Act.

C. Notwithstanding anything herein to the contrary, any Lender or other Person granted a lien with respect to any of the Assigned Rights and/or the right to exercise any Lender Power shall be an intended beneficiary of this Article XIII and shall be entitled to enforce the provisions of this Article XIII and Annex A.

ARTICLE XIV

POWERS OF INCORPORATOR; INITIAL DIRECTORS

The Incorporator of the Corporation is Jonathan Lamm, whose mailing address is c/o Goldman Sachs Asset Management, L.P., 200 West Street, New York, New York 10282. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware. The names and addresses of the initial members of the Board of Directors are as follows:

Carlos E. Evans

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Timothy J. Leach

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Richard A. Mark

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

Katherine (“Kaysie”) Uniacke

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, New York 10282

ARTICLE XV

MISCELLANEOUS

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

For the avoidance of doubt, any action or authorization taken by the Corporation or the Board of Directors acting on behalf of the Corporation prior to a Listing remains valid and in effect without impairment or qualification even after a Listing occurs.

*    *    *

This Certificate of Incorporation shall become effective on January 30, 2017 at 12:01 a.m. Eastern Time.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned Incorporator hereby acknowledges that the foregoing Certificate of Incorporation is his act and deed as of January 27, 2017.

By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Incorporator

Annex A

Stockholder Acknowledgements

In connection with any Financings, other obligations and guarantees by the Corporation contemplated in Article XIII, and pursuant to its Subscription Agreement, each stockholder of the Corporation hereby makes or will make available as Credit Support the following acknowledgements, agreements and representations for the benefit of the Corporation and any lender or other holder of other obligations or guarantees:

(a) such stockholder hereby consents to the pledge or assignment of, and grant of a security interest in, its undrawn commitment and related Assigned Rights and other forms of Credit Support referred to in Article XIII.

(b) such stockholder shall confirm, as of the date of its Subscription Agreement, and following any default under a loan, credit or other facility or instrument evidencing such Financings, guarantees or other obligations, in favor of any lenders or other holders of indebtedness, guarantees or other obligations, the amount of such stockholder’s commitment and undrawn commitment (and such stockholder’s address for purposes of drawdown notices);

(c) such stockholder is and will remain absolutely, irrevocably and unconditionally obligated to fund capital contributions and perform its other obligations under this Certificate of Incorporation and its Subscription Agreement, in each case, without set-off, defense (other than defense of payment), counterclaim or reduction based on any claim against any Person (including any defense of fraud or mistake, or any defense under Section 365 of the U.S. Bankruptcy Code), and such stockholder hereby waives any right to assert any claim to the contrary in connection with any bankruptcy, insolvency, dissolution or winding up of the Corporation or otherwise;

(d) such stockholder shall honor drawdown notices or other capital calls issued by or on behalf of any lender or other holder of indebtedness, guarantees or other obligations and such lender or holder shall have the right to enforce the obligations of the stockholder to make contributions hereunder and under the terms of the Subscription Agreement and to seek all available remedies against the stockholder if the stockholder fails to make such contributions;

(e) such stockholder acknowledges that the proceeds of capital commitments called in accordance with its Subscription Agreement and/or this Certificate of Incorporation may be (i) used to repay the obligations to any lenders or other holders of indebtedness, guarantees or other obligations and (ii) directly credited to or deposited in an account for the benefit of any lenders or other holders of indebtedness, guarantees or other obligations, in which case funds delivered by such stockholder pursuant to a capital call shall not be considered a funded commitment if such funds are not delivered into such account;

(f) such stockholder hereby also acknowledges and agrees that lenders and other holders of indebtedness, guarantees or other obligations will rely upon the statements made in this Annex A and its Subscription Agreement in connection with providing Financing to the Corporation; and the terms of any Financings, guarantees or other obligations of the Corporation may, without the consent of such stockholder, be established and maintained and may be amended, restated, supplemented, replaced, restructured, refinanced or otherwise modified from time to time, including to extend the maturity thereof, and whether by the same lender, or different lenders; provided that no amendment, restatement or any other modification of the terms of any Financing shall alter the rights of any stockholder under this Certificate of Incorporation or their related Subscription Agreement; and

(g) as of the date of its Subscription Agreement, the representations and warranties of such stockholder in its Subscription Agreement are true and correct in all material respects.